                                                                     Exhibit 2.8

                        TRAITE D'APPORT PARTIEL D'ACTIFS
                         SOUMIS AU REGIME DES SCISSIONS

ENTRE:

                  SIG 40, societe anonyme au capital de 250.000 francs, ayant son siege social, 59 bis, avenue Hoche, 75008 Paris, immatriculee au Registre du Commerce et des Societes de Paris sous le numero 419 293 246, representee par Pierre Lescure, dument habilite aux fins des presentes,

                                   (ci-apres denommee "SIG 40" ou l'"Apporteur")

ET:

                  FINATOP, societe anonyme au capital de 250.000 francs, ayant son siege social 85, quai Andre Citroen, 75015 Paris, immatriculee au registre du commerce et des societes de Paris sous le numero 420 624 777, representee par Monsieur Pierre Lescure, son President,

                                            (ci-apres denommee "Groupe Canal+"
                                            ou le "Beneficiaire")

IL A ETE PREALABLEMENT EXPOSE CE QUI SUIT:

         1. L'operation d'apport (l'"Apport") faisant l'objet du present Traite d'Apport (le "Traite d'Apport") s'inscrit dans le cadre du rapprochement (le "Rapprochement") entre les societes francaises Canal+ S.A. et Vivendi et la societe de droit canadien The Seagram Company Limited ("Seagram"), visant a regrouper les activites des trois societes dans les domaines de la television payante, du cinema, de la musique, de l'edition, de l'Internet et des telecommunications. Les principales societes francaises parties au Rapprochement sont decrites dans le present preambule.

         2. Dans le cadre de ce projet du Rapprochement, aux termes d'un traite d'apport partiel d'actifs en date des presentes figurant en Annexe A (le "Traite Canal+ S.A./SIG 40") Canal+ S.A. (visee au paragraphe 12 du present preambule) s'est engagee a apporter a SIG 40, selon les modalites prevues audit traite d'apport (l'"Apport a SIG 40"), l'ensemble de ses actifs et passifs, a l'exclusion toutefois des actifs et passifs afferents aux activites d'edition et de diffusion de la chaine "Canal+" ainsi que de la propriete de la base d'abonnes a la chaine Canal+ et des autres elements y associes faisant l'objet d'un apport en jouissance par Canal+ S.A. en faveur de la societe Vangur (Canal+ Distribution) aux termes d'un traite d'apport en date des presentes, qui demeureront loges au sein de Canal+ S.A.

         3. Le present Traite d'Apport porte sur l'apport par SIG 40 a Groupe Canal+ de l'ensemble des actifs et passifs apportes par Canal+ S.A. a SIG 40, a l'exception (i) d'une participation de 50% dans le capital de Vivendi Net et d'une participation de 99,99 % dans le capital de CanalNumedia, (ii) des Obligations Indexees emises par Canal+ S.A. et decrites a l'Annexe C ainsi que du contrat de SWAP de taux d'interet attache aux Obligations Indexees, (iii) du droit de recevoir les actions SIG 40 (puis Vivendi Universal) devant etre emises a raison des actions Canal+ detenues et conservees par l'Apporteur et (iv) sous reserve des consentements le cas echeant requis, le droit d'acheter, au titre des Promesses visees au paragraphe 3.2.1 ci-dessous, les actions Vivendi Universal correspondantes pour 39/40eme du prix d'exercice.

         4. Le capital de Groupe Canal+ a vocation a etre integralement detenu par Vivendi Universal, la societe SIG 40 devant etre absorbee par une filiale a 100% de Vivendi, la societe Sofiee (telle que definie ci-apres), immediatement apres que cette derniere aura absorbe Vivendi et adopte la denomination Vivendi Universal. En consequence, l'objet du present Apport a Groupe Canal+ est de regrouper au sein d'une entite juridique autonome les activites de la societe Canal+ S.A. devant faire partie du nouveau groupe resultant du Rapprochement entre Vivendi, Canal+ S.A. et Seagram.

         5. Cette entite juridique autonome, qui adoptera la forme de societe anonyme a conseil de surveillance et directoire au plus tard a la Date de Realisation, a egalement vocation a detenir, a l'issue du Rapprochement, la participation de 49% dans le capital de la societe Canal+ S.A. actuellement detenue par le groupe Vivendi, et a controler, au plan operationnel, les activites cinematographiques et audiovisuelles du groupe Seagram (Universal Studios).

         6. En tout etat de cause, les operations susvisees constituent differentes etapes d'une operation unique de Rapprochement et doivent etre realisees de maniere concomitante, selon un ordre prevu par les differents traites d'apports partiels d'actifs et de fusion, et ce, au meme moment que la realisation de l'acquisition de Seagram prevue au titre du Rapprochement (la date de realisation de l'ensemble de ces operations est designee la "Date de Realisation").

         7. Le present Apport est soumis aux dispositions des articles L. 236-16 a L. 236-21 du code de commerce, conformement a la faculte offerte par l'article
L. 236-22 du code de commerce et, au plan fiscal, sera soumis au regime de faveur prevu par l'article 210 B du Code general des Impots.

         8. SIG 40 a ete creee sous la forme de societe anonyme et a ete immatriculee le 18 juin 1998 au Registre du Commerce et des Societes de Paris sous le numero 419 293 246 pour une duree de quatre-vingt-dix-neuf (99) ans. En tant que de besoin, l'objet social de SIG 40 sera modifie avant la Date de Realisation pour lui permettre d'exercer les activites objet de l'Apport.

                  Son exercice social expire le 31 decembre de chaque annee.

                  Son capital social s'eleve a 250.000 francs et est divise en
2.500 actions ordinaires de 100 francs chacune de valeur nominale, integralement liberees. Il sera propose a l'assemblee generale des actionnaires de SIG 40 que, prealablement au Rapprochement, le capital de SIG 40 soit converti en euros (avec un arrondi) et qu'une division du nominal des actions intervienne, portant ainsi le capital social a trente sept mille cinq cents (37.500) euros,


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divise en trente sept mille cinq cents (37.500) actions d'un (1) euro de nominal, sous condition suspensive de l'augmentation de capital resultant de l'Apport a SIG 40.

                  Les actions de SIG 40 sont toutes de meme categorie. SIG 40 n'a emis aucune obligation, titre participatif, certificat d'investissement ou part beneficiaire.

                  SIG 40 n'a a ce jour aucune activite specifique. SIG 40 s'est engagee a reprendre l'ensemble des obligations de Canal+ S.A. au titre des Obligations emises par cette derniere ainsi qu'au titre des options d'achat d'actions et de certaines options de souscription d'actions consenties en faveur de certains salaries et mandataires sociaux de Canal+ S.A. et s'est engagee a faire en sorte que des options d'achat d'actions Vivendi (reprises par Vivendi Universal dans le cadre de la fusion-absorption de Vivendi par Vivendi-Universal) soient consenties en faveur de certains salaries et mandataires sociaux de Canal+ S.A. beneficiaires du plan d'options de l'an 2000 en remplacement des options consenties au titre de ce plan. Il est rappele que les plans d'options de souscription d'actions mis en place par Canal+ S.A. en 1995 et 1996 ne sont pas repris par SIG 40.

                  SIG 40 n'a pas emis d'autres valeurs mobilieres.

                  Son exercice social commence le 1er janvier et finit le 31 decembre de chaque annee.

         9. Groupe Canal+ a ete creee sous la forme de societe anonyme et a ete immatriculee le 27 octobre 1998 au Registre du Commerce et des Societes de Paris sous le numero 420 624 777 pour une duree de quatre-vingt-dix-neuf (99) ans.

                  Son exercice social expire le 31 decembre de chaque annee.

                  Son capital social s'eleve a 250.000 francs et est divise en
2.500 actions ordinaires de 100 francs chacune de valeur nominale, integralement liberees. Il sera propose a l'assemblee generale des actionnaires de Groupe Canal+ que, prealablement a l'Apport, le capital de Groupe Canal+ soit converti en euros (avec un arrondi) et qu'une division du nominal des actions intervienne, portant ainsi le capital social a trente sept mille cinq cents (37.500) euros, divise en trente sept mille cinq cents (37.500) actions d'un (1) euro de nominal, sous condition suspensive de l'augmentation de capital resultant de l'Apport.

                  Les actions de Groupe Canal+ sont toutes de meme categorie. Groupe Canal+ n'a emis aucune obligation, titre participatif, certificat d'investissement ou part beneficiaire.

                  Groupe Canal+ n'a a ce jour aucune activite specifique.

         10. SIG 40 detient l'integralite des 2.500 actions composant le capital de Groupe Canal+.

         11. Par ailleurs, les administrateurs et dirigeants communs aux societes SIG 40 et Groupe Canal+ sont:


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         -        Canal+ Participation (avec pour representant permanent
                  Monsieur Marc-Andre Feffer)

         - Nethold Finances (avec pour representant permanent Monsieur Denis Olivennes)

         - Pierre Lescure, President du Conseil d'administration de Groupe Canal+, est representant permanent de Quirats+, administrateur de SIG 40.

         - Richard Lenormand, President du Conseil d'administration de SIG 40, est representant permanent de Quirats+, administrateur de Groupe Canal+.

         12. Les principales autres societes francaises concernees par le Rapprochement sont:

         - Vivendi, societe anonyme au capital de 3.330.122.119,50 euros, ayant son siege social 42, avenue de Friedland, 75008 Paris, immatriculee au Registre du Commerce et des Societes de Paris sous le numero 780 129 961 ("Vivendi"); Vivendi a pour objet, a titre direct ou indirect, l'exercice de toutes activites de communication (notamment l'Internet, le multimedia, l'audiovisuel, l'image, la publicite, la presse, l'edition et les telecommunications) ainsi que de toutes activites se rapportant a l'environnement (notamment a l'eau, l'assainissement, l'energie, les transports, la proprete); a la date des presentes, Vivendi detient une participation d'environ 49% dans le capital de Canal+ S.A. (dont une participation de 15% detenue directement); Messieurs Jean-Marie Messier et Eric Licoys, respectivement President du conseil d'administration et administrateur de Vivendi, sont egalement administrateurs de Canal+ S.A.,

         - Sofiee, societe anonyme au capital de 276.977.250 euros, ayant son siege social 31, rue du Colisee, 75008 Paris, immatriculee au Registre du Commerce et des Societes de Paris sous le numero 343 134 763 ("Sofiee" ou "Vivendi Universal", selon sa future denomination sociale a l'issue du Rapprochement, Sofiee devant etre la societe absorbante de Vivendi et l'acquereur de Seagram); a la date des presentes, Sofiee est une societe holding dont le capital est integralement detenu par Vivendi; parmi ses actifs, elle detient a titre direct une participation d'environ 34% dans le capital de Canal+ S.A., Messieurs Jean-Marie Messier, Eric Licoys, Guillaume Hannezo et Philippe Germond, respectivement President du conseil d'administration et administrateurs de Sofiee, sont egalement administrateurs de Canal+ S.A.

         - Canal+ S.A., societe anonyme au capital de 94.586.271,75 Euros, ayant son siege social 85, quai Andre Citroen, 75015 Paris, immatriculee au Registre du Commerce et des Societes de Paris sous le numero 329 211 734; Canal+ S.A. a pour objet, a titre direct ou indirect, d'exploiter un service de television sur l'ensemble du territoire metropolitain, de constituer et d'exploiter des programmes de television, de concevoir, realiser, mettre en oeuvre toutes operations se rapportant au domaine de la communication; a la date des presentes, Canal+ S.A. detient 100% du capital de SIG 40;


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

                  Messieurs Pierre Lescure et Marc-Andre Feffer, respectivement President du conseil d'administration et administrateur de Canal+ S.A., sont egalement respectivement President du conseil d'administration et administrateur (en qualite de representant permanent de Canal+ Participation) de la societe SIG 40 et de la societe Groupe Canal+ ;


CECI ETANT PRECISE, IL A ETE CONVENU DE CE QUI SUIT:

                                    ARTICLE 1
                          MOTIFS ET BUTS DE L'OPERATION

                  L'Apport a pour objet de permettre et de faciliter le Rapprochement envisage entre les societes francaises Canal+ S.A., Vivendi et la societe de droit canadien Seagram, dans le respect de la legislation audiovisuelle francaise.

                  Les operations decrites ci-dessus visent a permettre un regroupement au sein de Groupe Canal+, societe dont Vivendi Universal detiendra 100% du capital a l'issue du Rapprochement, des activites de Canal+ S.A. autres que (i) les activites d'edition et de diffusion de la chaine "Canal+", (ii) une participation de 50% dans le capital de Vivendi Net et une participation de 100% dans le capital de CanalNumedia et (iii) la propriete de la base d'abonnes a la chaine Canal+ ainsi que des autres elements y associes faisant l'objet d'un apport en jouissance en faveur de la societe Vangur (Canal+ Distribution). Le regroupement de ces activites au sein du groupe Vivendi Universal dans une entite soumise a des regles de management specifiques correspond aux dispositions de la Charte rendue publique le 5 juillet 2000.

                  Il est precise qu'a l'issue du Rapprochement, la participation de 49% dans le capital de la societe Canal+ S.A. actuellement detenue par les societes Vivendi et Sofiee sera detenue en totalite par la societe Groupe Canal+. La societe Canal+ S.A. fera ainsi partie des participations detenues par Groupe Canal+, dans toute la mesure permise par la loi.

                  Le Rapprochement a ete approuve par les conseils d'administration de Vivendi et de Canal+ S.A., respectivement les 18 et 19 juin 2000, et par le Board of Directors de Seagram le 19 juin 2000 et demeure subordonne a son approbation par les assemblees generales d'actionnaires competentes. Le contenu du present Traite d'Apport a ete arrete conformement aux dispositions de l'article 254 du decret du 23 mars 1967 et sa signature approuvee par les conseils d'administration de SIG 40 et de Groupe Canal+, dans chaque cas les 30 juin et 28 septembre 2000.

                                    ARTICLE 2
                              COMPTES DE REFERENCE

                  Afin de determiner les conditions de l'operation, les conseils d'administration des deux societes ont decide de se referer aux comptes arretes au 31 decembre 1999, apres retraitement, en ce qui concerne SIG 40, pour tenir compte de la realisation de l'Apport a SIG 40, avec effet retroactif au 1er janvier 2000. Il est toutefois precise que la reference aux elements actifs et passifs de l'Apporteur a la date du 31 decembre 1999 en vue de


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l'etablissement des conditions de l'operation et de la designation des branches
d'activite apportees sera sans incidence sur la consistance effective des Actifs Transferes a Groupe Canal+ (tels que definis a l'article 3.2.1 ci-apres) qui seront devolus au Beneficiaire dans l'etat ou ils se trouveront a la date de realisation de l'Apport.

                                    ARTICLE 3
                EVALUATION ET DESIGNATION DE L'ACTIF ET DU PASSIF
                         DONT LA TRANSMISSION EST PREVUE

                  3.1      EVALUATION

                  S'agissant des valeurs d'apport, les elements d'actif et de passif relatifs aux Actifs Transferes a Groupe Canal+ (tels que definis a l'article 3.2.1 ci-apres) ont ete evalues par les parties a leur valeur nette comptable, apres reajustements pour tenir compte de l'Apport a SIG 40 par Canal+ S.A. de certaines activites en application du Traite Canal+ S.A./SIG 40. La remuneration de l'Apport a ete etablie egalement en retenant la valeur nette comptable des actifs apportes.

                  3.2 DESIGNATION DES ELEMENTS D'ACTIF ET DE PASSIF APPORTES - VALEUR NETTE DE L'APPORT

                  Sous reserve de la realisation des conditions suspensives stipulees a l'article 10 ci-apres, l'Apporteur apporte au Beneficiaire, qui accepte, sous les conditions ordinaires de fait et de droit, et sous les conditions stipulees aux presentes, les elements d'actif et de passif constituant les Actifs Transferes a Groupe Canal+ (tels que definis a l'article
3.2.1 ci-apres), avec effet retroactif au 1er janvier 2000.

                  Par consequent, le Beneficiaire prendra les biens, droits et obligations ci-apres designes dans l'etat ou ils se trouveront a la Date de Realisation (tel que ce terme est defini au preambule des presentes), sans que cette substitution entraine novation.

                           3.2.1    Elements d'actif apportes

                  Les Actifs Transferes a Groupe Canal+ sont decrits et valorises en Annexe 3.2.1(a). Les Actifs Transferes comprennent tous les actifs apportes par Canal+ S.A. a SIG 40 tels que decrits au Traite Canal+ S.A./SIG 40 et ses annexes, a l'exception (i) d'une participation de 50% dans le capital de Vivendi Net et d'une participation de 99,99 % dans le capital de CanalNumedia,
(ii) les droits de Canal + S.A. au titre du contrat de SWAP de taux d'interet attache aux Obligations Indexees, (iii) du droit de recevoir les actions SIG 40 (puis Vivendi Universal) devant etre emises a raison des actions Canal+ S.A. detenues et conservees par l'Apporteur et (iv) sous reserve des consentements le cas echeant requis, le droit d'acheter, au titre des Promesses visees au paragraphe 3.2.1 du Traite Canal + S.A./SIG 40 ci-dessous, les actions Vivendi Universal correspondantes pour 39/40eme du prix d'exercice. Les Actifs Transferes sont apportes a Groupe Canal+ sous les memes reserves et les memes charges et conditions que celles prevues aux fins de l'Apport a SIG 40, ce que Groupe Canal+ accepte expressement. En particulier, la salle de sport situee dans l'immeuble "Le Belvedere", Batiment D, 2 a 12 rue du Mont d'Aigoual, 75015 Paris et les parkings situes en sous-sol, escaliers A-C-D sont apportes a Groupe Canal+.


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

                           3.2.2 Passif pris en charge

                  En contrepartie de l'apport des elements d'actif, le Beneficiaire accepte de prendre a sa charge le passif relatif aux Actifs Transferes a Groupe Canal+ tel que decrit en Annexe 3.2.2 au present Traite, qui sont transferes a Groupe Canal+ sous les memes reserves et les memes charges et conditions que celles prevues aux fins de l'Apport a SIG 40, ce que Groupe Canal+ accepte expressement, sous les seules reserves exprimees a l'article 6 ci-apres.

                  Il est toutefois precise que les Obligations Indexees emises par Canal+ S.A. et decrites a l'Annexe C du Traite Canal+ S.A./SIG 40 ainsi que le contrat de SWAP de taux d'interet attache aux Obligations Indexees, transferes en application de l'Apport a SIG 40, sont conserves par SIG 40 et ne sont pas transferes a Groupe Canal+.

                  Ainsi que l'article L. 236-21 du code de commerce en prevoit la faculte, les parties conviennent expressement d'exclure toute solidarite entre elles, le Beneficiaire etant seul et uniquement responsable du passif afferent aux Actifs Transferes a Groupe Canal+ mentionne ci-dessus et apporte en vertu des presentes, l'Apporteur restant seul tenu de son passif et ne restant pas solidairement tenu du passif pris en charge par le Beneficiaire en vertu des presentes (sous reserve de ce qui est expressement prevu aux presentes).

                           3.2.3    Valeur nette de l'apport

                  La valeur nette de l'apport par SIG 40 a Groupe Canal+ des Actifs Transferes a Groupe Canal+ est evaluee comme suit:

        -        total des elements d'actifs apportes               4.835.614.605 euros

        -        total des elements de passif pris en charge        2.700.481.628 euros

        -        Valeur Nette des Apports                           2.135.132.977 euros

                  3.3      MODALITES DE L'APPORT

                           3.3.1 Propriete-jouissance

                  A la Date de Realisation, Groupe Canal+ aura la propriete et la jouissance de l'ensemble des biens et droits composant les Actifs Transferes a Groupe Canal+ apportes, a compter du jour ou ces apports seront devenus definitifs, par suite de la realisation et/ou de la renonciation, en tout ou partie, aux conditions suspensives stipulees a l'article 10 ci-apres.

                               3.3.2 Retroactivite

                  Toutefois, l'Apport prenant effet au 1er janvier 2000 tant sur le plan comptable que sur le plan fiscal, toutes les operations afferentes aux Actifs Transferes a Groupe Canal+ accomplies entre le 1er janvier 2000 et la Date de Realisation seront presumees avoir ete realisees au nom du Beneficiaire, SIG 40 etant reputee depuis le 1er janvier 2000 avoir gere les Actifs Transferes a Groupe Canal+ pour le compte du Beneficaire, et le resultat ainsi genere sera repute realise par le Beneficaire, sans qu'il soit besoin d'ajuster les valeurs d'apport mentionnees ci-avant, en tenant compte de la retroactivite des apports effectues par Canal+ S.A. en faveur de Canal+ Distribution (la societe Vangur) et de Canal+ Regie (la


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

Societe d'Exploitation de Services Audiovisuels) ainsi que de la convention a intervenir au plus tard a la Date de Realisation entre Canal+ S.A. et Canal+ Distribution.

                           3.3.3    Transmission des droits et obligations

                  (i) A compter de la Date de Realisation, le Beneficiaire sera substitue a l'Apporteur dans tous les biens, droits et obligations de ce dernier afferents aux Actifs Transferes a Groupe Canal+;

                  (ii) A compter de la Date de Realisation, le Beneficiaire fera son affaire personnelle, aux lieu et place de SIG 40, de l'execution ou de la resiliation de tous traites, contrats, marches, conventions, accords et engagements quels qu'ils soient, intervenus notamment avec la clientele, les fournisseurs, le personnel ou les creanciers, et se rapportant a l'exploitation des Actifs Transferes.

                         Le Beneficaire sera subroge dans tous les droits et obligations pouvant resulter desdits traites, contrats, marches, conventions, accords et engagements quels qu'ils soient, ainsi que dans tous les droits, actions, hypotheques, privileges, garanties et suretes personnelles ou reelles attaches aux biens ou creances objet des apports;

                  (iii) Le Beneficaire pourra, le cas echeant, poursuivre ou continuer, engager ou arreter toutes actions judiciaires et transactions se rapportant aux biens, droits et obligations composant les Actifs Transferes a Groupe Canal+. Les benefices ou charges de ces actions incomberont uniquement a Groupe Canal+ qui s'y oblige.

                           3.3.4    Agrements, accords, autorisations prealables

                  Au cas ou l'accord, l'agrement ou l'autorisation d'un tiers serait necessaire au transfert au Beneficiaire des biens et contrats vises aux presentes, l'Apporteur devra les solliciter sans delai et faire ses meilleurs efforts en vue de leur obtention prealablement a la reunion des assemblees generales de SIG 40 et de Groupe Canal+ devant statuer sur l'Apport. SIG 40 sollicitera la collaboration et l'assistance de Groupe Canal+, de Canal+ S.A. et de Sofiee qui ne pourront s'y refuser et s'engagent a lui apporter toute leur cooperation a cet effet.

                  Si certains des accords, agrements ou autorisations de tiers susvises n'etaient pas obtenus, les parties se rapprocheront afin de negocier de bonne foi les modalites juridiques mutuellement acceptables permettant aux parties de beneficier, dans toute la mesure du possible, d'un effet economique equivalent a un transfert, entre les parties, des droits et obligations de l'Apporteur au titre des biens ou contrats concernes.

                           3.3.5 Droits des creanciers non-obligataires (les "creanciers")

                  Ainsi que stipule ci-dessus et conformement a la faculte offerte par l'article L. 236-21 du code de commerce, les parties sont convenues d'exclure toute solidarite entre elles.

                  Conformement a l'article L. 236-14 du code de commerce, les creanciers de SIG 40 et de Groupe Canal+ dont la creance est anterieure a la publicite donnee au present


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

projet de Traite d'Apport, pourront faire opposition dans le delai de trente
(30) jours a compter de la derniere a intervenir entre la publication dans un journal d'annonces legales de Paris et la publication au Bulletin des Annonces Legales Obligatoires de l'avis vise a l'article 255 du decret du 23 mars 1967.

                  Les oppositions seront portees devant le Tribunal de Commerce de Paris qui pourra:

                  -        rejeter l'opposition; ou

                  -        ordonner le remboursement des creances; ou

                  - ordonner a Groupe Canal+ la constitution de garanties.

                           3.3.6    Modalites specifiques aux salaries

                  (i) Conformement a l'article L.122-12 du Code de Travail, tous les contrats de travail des salaries affectes aux activites transferees au titre du present Apport (soit l'integralite des salaries transferes a SIG 40) seront transferes de plein droit au Beneficiaire a la Date de Realisation, dans la mesure ou leur contrat de travail n'aura pas ete interrompu anterieurement a la Date de Realisation.

                  (ii) Les montants dus par l'Apporteur relativement aux contrats de travail transferes ayant ete pris en compte dans le calcul de la valeur nette des actifs apportes (notamment conges payes, treizieme mois), le Beneficiaire supportera tous les montants dus a ce titre a compter du 1er janvier 2000 quand bien meme lesdits montants se rapporteraient a une periode anterieure au 1er janvier 2000.

                  (iii)  Conformement aux dispositions des articles L. 412-18,
                         L. 425-1 et L. 436-1 du Code du Travail, SIG 40 sollicitera de l'Inspecteur du Travail competent les autorisations qui seraient necessaires pour transferer a Groupe Canal+ les salaries proteges au sens de la reglementation du travail.

                  (iv) Groupe Canal+ fera partie de l'unite economique et sociale existante et reconnue entre Canal+ S.A. et certaines de ses filiales actuelles et en deviendra l'entite de tete.

                           3.3.7    Formalites de regularisation

                  SIG 40 et Groupe Canal+ s'engagent a collaborer pour l'etablissement de tous actes complementaires, modificatifs, reiteratifs ou confirmatifs des presentes et a fournir toutes justifications et signatures qui pourraient etre necessaires pour rendre effectif le transfert au Beneficiaire des biens, droits et obligations composant les Actifs Transferes a Groupe Canal+, notamment vis-a-vis des tiers. En particulier, les parties sont susceptibles de parfaire ou de completer les informations contenues dans les annexes au present Traite d'Apport.

                  3.4      EXCLUSIONS

         Il est precise que les Actifs Transferes a Groupe Canal+ tels que decrits aux presentes ne comprennent pas (i) une participation de 50% dans le capital de Vivendi Net et d'une participation de 99,99 % dans le capital de CanalNumedia, (ii) les droits de Canal+ S.A. au titre du contrat de SWAP de taux d'interet attache aux Obligations Indexees, (iii) le droit de recevoir les actions SIG 40 (puis Vivendi Universal) devant etre emises a raison des actions Canal+ S.A. detenues et conservees par l'Apporteur et (iv) sous reserve des consentements le cas echeant requis le droit d'acheter, au titre des Promesses visees au paragraphe 3.2.1 du Traite Canal + S.A./SIG 40, les actions Vivendi Universal correspondantes pour 39/40eme du prix d'exercice.

                                    ARTICLE 4
                            REMUNERATION DE L'APPORT

                  En contrepartie de l'apport des Actifs Transferes a Groupe Canal+ et a titre de complet paiement, le Beneficiaire augmentera son capital d'un montant de quatre-vingt-quinze millions neuf cent soixante deux mille cinq cents (95.962.500) euros, pour le porter de trente sept mille cinq cents (37.500) euros a quatre vingt seize millions (96.000.000) d'euros, par creation de quatre vingt quinze millions neuf cent soixante deux mille cinq cents actions nouvelles d'une valeur nominale de un (1) euro chacune, entierement liberees, emises en faveur de l'Apporteur.

                  La difference entre la Valeur Nette Comptable des Apports et le montant nominal de cette augmentation de capital, soit deux milliards trente neuf millions cent soixante dix mille quatre cent soixante dix sept (2.039.170.477) euros, sera comptabilisee dans un compte de prime d'apport.

                  Lesdites actions seront entierement assimilees aux actions composant actuellement le capital du Beneficiaire. Elles donneront droit a la distribution de tout dividende decidee posterieurement a leur emission.

                                    ARTICLE 5
                   DECLARATIONS ET ENGAGEMENTS DE L'APPORTEUR

                  5.1    L'Apporteur declare et garantit par les presentes au
                         Beneficiaire:

                   (i) qu'il n'a jamais ete et qu'il n'est pas soumis a une procedure de liquidation ou de redressement judiciaire ou a un concordat et qu'il n'est pas en cessation de paiement;

                  (ii) que, sous reserve de ce qui est expose en Annexe 5.1(ii) au Traite Canal+ S.A./SIG 40, les biens et droits composant les Actifs Transferes a Groupe Canal+ ne font l'objet d'aucune inscription de privilege, nantissement ou autre surete ou autre garantie de quelque sorte que ce soit au profit d'un tiers quel qu'il soit, a l'exception des clauses de reserve de propriete pouvant grever certains elements de stocks;

                   (iii) que, sous reserve de ce qui est expose en Annexe
                         5.1(iii) au Traite Canal+ S.A./SIG 40, depuis le 1er janvier 2000, les Actifs Transferes a Groupe Canal+ ont ete geres dans le cours normal de leurs affaires.

                                    ARTICLE 6
                              CHARGES ET CONDITIONS

                  6.1    Charges et conditions resultant de l'Apport a SIG 40

                  Le Beneficiaire accepte expressement d'assumer et de se conformer aux charges, conditions et autres obligations resultant de l'apport acceptees par SIG 40 dans le cadre de l'Apport a SIG 40, a l'exception de celles se rapportant aux actifs et passifs non transferes dans le cadre du present Apport.

                  6.2 Engagements relatifs aux biens et droits immobiliers transmis

                  (a) Le Beneficiaire prendra les biens et droits immobiliers faisant partie des Actifs Transferes dans l'etat ou ils existeront lors de la prise de possession, sans pouvoir exercer aucun recours, ni repetition contre l'Apporteur, a raison de fouilles ou excavations qui auraient pu etre pratiquees sous les immeubles et de tous eboulements qui pourraient en resulter par la suite, la nature du sol et du sous-sol n'etant pas garantie, comme aussi sans aucune garantie en ce qui concerne soit l'etat des immeubles dependant des biens apportes et les vices de toute nature, apparents ou caches, dont ils peuvent etre affectes, soit les mitoyennetes, soit enfin la designation ou les contenances indiquees, toute erreur dans la designation et toute difference de contenances en plus ou en moins, s'il en existe, devant faire le profit ou la perte du Beneficiaire.

                  (b) Le Beneficiaire souffrira les servitudes passives grevant ou pouvant grever les immeubles dont dependent les biens apportes, sauf a s'en defendre et a profiter de celles actives, s'il en existe, le tout a ses risques et perils, sans recours contre l'Apporteur, et sans que la presente clause puisse donner a qui que ce soit, plus de droits qu'il n'en aurait en vertu de titres reguliers non prescrits ou de la loi.

                  A cet egard, le representant de l'Apporteur declare que ladite societe n'a personnellement cree ni laisse acquerir aucune servitude sur les biens apportes, et qu'a sa connaissance, il n'en existe pas d'autres que celles pouvant resulter des titres de propriete, de la situation naturelle des lieux, de l'urbanisme et de tous titres et pieces, lois et decrets en vigueur.

                  (c) Le Beneficiaire fera son affaire et s'obligera au respect des stipulations resultant des etats descriptifs de division et reglements de copropriete auxquels pourraient etre soumis certains des immeubles transmis; le representant du Beneficiaire ayant connaissance desdits documents.

                  (d) Le Beneficiaire se conformera aux lois, decrets, arretes, reglements et usages concernant les biens apportes et fera son affaire personnelle de toutes autorisations qui pourraient lui etre necessaires, le tout a ses risques et perils.

                  (e) En cas d'exercice du droit de preemption urbain, si celui-ci est applicable, le prix recu par l'Apporteur se substituera a l'immeuble ainsi preempte et appartiendra au Beneficiaire.

                                    ARTICLE 7
                               COMPTES ET ARCHIVES

                  Les livres comptables, documents, archives et dossiers des societes transferees dans le cadre du present Apport (et de leurs filiales controlees) seront transferes a Groupe Canal+ S.A. a la Date de Realisation.

                                    ARTICLE 8
                            REGIME FISCAL DE L'APPORT

                  Le Beneficiaire et l'Apporteur declarent que :

    - l'Apporteur et le Beneficiaire sont des societes anonymes ayant leur siege social en France, relevant du statut fiscal des societes de capitaux et comme telles passibles de l'impot sur les societes;

    -   l'apport des Actifs Transferes n'emporte pas dissolution de l'Apporteur;

    - l'apport des Actifs Transferes par l'Apporteur sera remunere par l'attribution de droits representatifs du capital du Beneficiaire ou fera l'objet d'un reglement sous une autre forme dans la limite de 10% de la valeur nominale des droits attribues, au sens de l'article 301 F de l'annexe II du Code General des Impots;

    - l'Apporteur et le Beneficiaire entendent placer l'operation d'apport partiel d'actif sous le regime fiscal de faveur des fusions, edicte, sur renvoi de l'article 210-B, par l'article 210-A du Code General des Impots en matiere d'impot sur les societes et, sur renvoi des articles 817 et 817 A du Code general des Impots par l'article 816 du Code General des Impots en matiere de droits d'enregistrement;

    - l'application du regime de faveur des fusions en matiere d'impot sur les societes est subordonne a l'obtention d'un agrement (l'"Agrement") qui a ete sollicite aupres des autorites competentes dans le cadre de l'article 210 B-3 du Code General des Impots; l'Apporteur et le Beneficiaire s'engagent, en tant que de besoin, a respecter tous autres engagements mis a leur charge dans le cadre de l'agrement qui sera delivre;

    - en consequence, les options et engagements relatifs a la presente convention s'etablissent ainsi qu'il suit:

                  8.1      DROITS D'ENREGISTREMENT

                  La formalite de l'enregistrement sera effectuee au droit fixe de 1.500 Francs, en application des dispositions des articles 816-I-1(degree), 817 et 817 A du Code General des Impots.

                  8.2      IMPOT SUR LES SOCIETES

                  Pour assurer a l'apport partiel d'actif le benefice des articles 210 A et 210 B du Code General des Impots, le Beneficiaire s'engage a respecter l'ensemble des dispositions et prescriptions des articles 210 A et 210 B et notamment :

i. reprendre a son passif les provisions de rapportant aux Actifs Transferes et dont l'imposition a ete differee ;

ii. substituer a l'Apporteur pour la reintegration des resultats dont la prise en compte avait ete differee pour l'imposition de ce dernier a raison des biens compris dans l'apport ;

iii. calculer les plus-values realises ulterieurement a l'occasion de la cession des immobilisations non amortissables et des titres du portefeuille dont le resultat de cession est exclu du regime des plus ou moins-values a long terme qui lui sont apportes d'apres la valeur que ces elements avaient du point de vue fiscal dans les ecritures de l'Apporteur ;

iv. reintegrer dans ses benefices imposables les plus-values degagees lors de l'apport des biens amortissables, dans les conditions et delais fixes au d de l'article 210 A - 1 du Code general des Impots ;

v. inscrire a son bilan les elements autres que des immobilisations compris dans l'apport pour la valeur que ces elements avaient du point de vue fiscal dans les ecritures de l'Apporteur ;

vi. l'ensemble des apports etant transcrits sur la base de leur valeur comptable, reprendre a son bilan l'ensemble des ecritures comptables de l'Apporteur relatives aux elements apportes (valeurs d'origine, amortissements, provisions pour depreciation) et continuer de calculer les dotations aux amortissements a partir de la valeur d'origine qu'avaient les biens apportes dans les ecritures de l'Apporteur ;

vii. se substituer a l'Apporteur dans l'engagement de conservation pendant deux ans qu'il a souscrit a raison des titres apportes qu'il a acquis depuis moins de deux ans, afin de preserver l'application du regime des societes-meres prevu par les articles 145 et 216 du Code General des Impots aux dividendes recus de ces participations.

                  L'Apporteur et le Beneficiaire s'engagent en outre a joindre a leur declaration de resultat un etat conforme au modele fourni par l'administration faisant apparaitre, pour chaque nature d'element compris dans l'apport partiel d'actif, les renseignements necessaires au calcul du resultat imposable de la cession ulterieure des elements consideres, conformement a l'article 54 septies I et a l'article 38 quindecies de l'annexe III, du Code General des Impots.

                  Le Beneficiaire inscrira les plus-values degagees sur les elements d'actif non amortissables compris dans l'apport partiel d'actif, et dont l'imposition a ete reportee, dans le registre prevu a l'article 54 septies II du Code General des Impots.

                  Il est par ailleurs precise que les amortissements derogatoires seront reconstitues par prelevement sur la prime d'apport.

                  8.3      TAXE SUR LA VALEUR AJOUTEE

                  8.3.1 En ce qui concerne les biens mobiliers d'investissement, l'Apporteur et le Beneficiaire declarent expressement qu'ils entendent beneficier du regime d'exoneration prevu par l'instruction du 22 fevrier 1990 (3-A-6-90). En consequence, l'apport de ces biens au Beneficiaire en vertu des presentes ne sera pas soumis a la TVA et ne donnera pas lieu a regularisation par l'Apporteur. A cet effet, le Beneficiaire s'engage (i) a soumettre a la TVA la cession ulterieure de ces biens et (ii) a proceder, le cas echeant, aux regularisations prevues aux Articles 207 bis, 210 et 215 de l'annexe II au Code General des Impots qui auraient ete exigibles si l'Apporteur avait continue a utiliser lesdits biens. En outre, le Beneficiaire adressera au service des impots dont il releve une declaration en double exemplaire faisant reference au present traite d'apport.

                  8.3.2 Le Beneficiaire notifiera, en tant que de besoin, au service des impots dont il releve ainsi qu'a celui dont releve l'Apporteur, le transfert de la creance sur le Tresor detenue par l'Apporteur a la suite de la suppression de la regle du decalage d'un mois. A cet effet, le Beneficiaire fournira a chacun des services concernes, conformement a l'instruction administrative du 22 novembre 1993 (3-D-10-93), une copie de l'avis insere dans un journal d'annonces legales du departement du siege social de l'Apporteur et du Beneficiaire attestant la realite de l'apport des Actifs Transferes, ainsi que les modalites de calcul et de repartition du montant de la creance transferee.

                  8.4      PARTICIPATION DES EMPLOYEURS A L'EFFORT DE
                           CONSTRUCTION

                  Le Beneficiaire fera son affaire personnelle, pour la part se rapportant aux Actifs Transferes, du paiement ou de l'investissement de la cotisation due au titre de la participation des employeurs a l'effort de construction sur le montant des salaires payes par l'Apporteur avant la Date de Realisation, dans la mesure ou ladite cotisation n'aurait pas ete payee ou investie, conformement a l'Article 163 alinea 3 de l'annexe II au Code General des Impots.

                  De meme, le Beneficiaire sera subroge dans le benefice de tous les investissements excedentaires que l'Apporteur aurait pu effectuer relativement aux Actifs Transferes dans le cadre et au titre de ladite participation patronale a l'effort de construction. Il s'engage a reprendre a son bilan les investissements realises afferents aux Actifs Transferes et a se soumettre aux obligations pouvant incomber de ce chef a l'Apporteur.

                  8.5      AUTRES IMPOTS ET TAXES

                  Le Beneficiaire acquittera, a compter de la Date de Realisation, tous autres impots, taxes, contributions, auxquels pourraient etre assujettis les biens qui lui sont apportes en vertu du present traite d'apport.

                  Le Beneficiaire s'engage par ailleurs a rembourser, le cas echeant, l'Apporteur de tous impots et taxes acquittes par ce dernier relativement aux Actifs Transferes (notamment impot foncier, taxe professionnelle, formation continue, taxe d'apprentissage, contribution sociale de solidarite, taxe sur les vehicules de societe), pour leur fraction courue a compter de la Date de Realisation.

                           8.6      OPERATIONS ANTERIEURES

                  Plus generalement, le Beneficiaire reprend, en tant que de besoin, le benefice et/ou la charge de tous engagements d'ordre fiscal afferents aux elements compris dans l'apport apportes qui auraient pu etre anterieurement souscrits par l'Apporteur a l'occasion d'operations de fusion, fusion dite "a l'anglaise", ou d'apport partiel d'actif, soumises au regime fiscal de faveur des fusions, issu de la loi du 12 juillet 1965, en matiere de droits d'enregistrement et/ou d'impot sur les societes.


                  8.7      RETROACTIVITE

                  Les parties entendent invoquer, au plan de l'impot sur les societes, la retroactivite visee a l'article 3.3.2 ci-dessus. En consequence, Groupe Canal+ s'oblige a etablir sa declaration de resultats et a liquider son impot au titre de l'exercice en cours, tant en raison de sa propre activite que des activites et operations effectuees pour son propre compte depuis le 1er janvier 2000 par SIG 40 (ou, indirectement, par Canal+ S.A.), concernant les Actifs Transferes.

                                    ARTICLE 9
                                   ENGAGEMENTS

                  9.1 Le Beneficiaire accepte expressement d'assumer et de se conformer aux engagements pris par SIG 40 dans le cadre de l'Apport a SIG 40, aux termes de l'article 9 du Traite Canal+ S.A./SIG 40.

                  9.2 Le Beneficiaire s'engage a reconstituer les amortissements derogatoires, soit sept cent soixante-seize mille sept cent cinquante-six (776.756) euros, par prelevement sur la prime d'apport.

                                   ARTICLE 10
                             CONDITIONS SUSPENSIVES

                  La realisation de l'Apport est subordonnee aux conditions suspensives suivantes:

                  (a) l'approbation par une assemblee generale extraordinaire des actionnaires de SIG 40 de l'ensemble des dispositions du present Traite d'Apport et de ses Annexes;

                  (b) l'approbation par une assemblee generale extraordinaire des actionnaires de Groupe Canal+ de l'ensemble des dispositions du present Traite d'Apport et de ses Annexes, de l'augmentation du capital en remuneration des apports et de l'attribution des actions nouvelles a l'Apporteur;

                  (c)      la realisation de l'Apport a SIG 40;

                  (d) l'approbation de la fusion entre Vivendi S.A. et Sofiee par les assemblees generales des actionnaires de Vivendi et de Sofiee (la realisation de ladite fusion etant reputee intervenir prealablement aux apports devant etre effectues par Canal + S.A. dans le cadre du Rapprochement);

                  (e) l'homologation (Final Order) par un tribunal canadien competent du Plan of Arrangement relatif a l'acquisition de la societe Seagram par une ou plusieurs filiales (directes ou indirectes) de Vivendi S.A., approuve a la majorite des deux tiers par l'assemblee generale des actionnaires de la Seagram;

                  (f)      l'obtention de l'Agrement;

                  (g) l'obtention de l'autorisation du Rapprochement par la Commission europeenne au titre du Reglement 4064/89 du Conseil relatif au controle des concentrations.

                  Si les conditions susvisees n'ont pas ete remplies au 31 decembre 2000, le present Traite sera considere comme nul et de nul effet, sauf si les parties conviennent de le proroger.

                  Il est precise que les Parties pourront decider de renoncer a l'une ou plusieurs des conditions suspensives susvisees dans la mesure ou elles ne sont pas legalement requises.

                  En cas de realisation et/ou de renonciation, en tout ou en partie, aux conditions suspensives susvisees, l'Apport sera realise de maniere concomitante aux autres operations prevues au titre du Rapprochement et uniquement en cas de realisation du Rapprochement.

                                   ARTICLE 11
                                     DIVERS

                  11.1     FORMALITES

                  Le present Traite sera depose au greffe du Tribunal de Commerce de Paris. Il fera l'objet de publications conformement au code de commerce et de telle sorte que le delai accorde aux creanciers non-obligataires pour former opposition soit expire avant la tenue des assemblees d'actionnaires appelees a statuer sur ce projet conformement a l'Article 10 ci-dessus.

                  L'Apporteur obtiendra mainlevee des nantissements ou privileges s'il s'en revelait.

                  11.2     FRAIS

                  Les droits d'enregistrement, frais et honoraires relatifs au present Traite ou a son execution seront acquittes par le Beneficiaire qui s'y oblige.

                  11.3     ELECTION DE DOMICILE

                  Pour l'execution des presentes et des actes ou proces-verbaux qui en seront la suite ou la consequence, les parties font respectivement election de domicile en leurs sieges respectifs.

                  11.4     POUVOIRS

                  Tous pouvoirs sont donnes au porteur d'un original, d'une copie ou d'un extrait des presentes pour effectuer tous depots, mentions ou publications, selon le cas, et notamment depot au greffe du Tribunal de Commerce de Paris.

                  11.5     LOI APPLICABLE

                  Le present traite est soumis a la loi francaise.

                  Fait a Paris,
                  Le        octobre 2000,
                  En neuf exemplaires originaux, dont sept pour les depots legaux et un pour chaque partie.


SIG 40                                      Finatop


_________________________________           __________________________________
Par:  Monsieur Pierre Lescure               Par:  Monsieur Pierre Lescure

                                LISTE DES ANNEXES

Annexe A                Traite d'apport de Canal+ S.A. a SIG 40

Annexe 3.2.1 (a)        Actifs Transferes

Annexe 3.2.2            Passif pris en charge

                                                                        ANNEXE A

                     TRAITE D'APPORT DE CANAL+ S.A. A SIG 40

                                                                  ANNEXE 3.2 (i)

                                ACTIFS TRANSFERES

                                                                                        Amortisse-                 Montants
(en euros)                                                        Montants                ments ou                   net au
                                                                     bruts              provisions                 01/01/00
---------------------------------------------------------------------------------------------------------------------------
IMMOBILISATIONS INCORPORELLES                                   22,972,037              21,026,579                1,945,458

IMMOBILISATIONS CORPORELLES                                     64,687,421              29,503,930               35,183,491
Constructions, amenagements, installations                      40,891,779              12,130,306               28,761,473
Mobilier, materiel de bureau et autres                          23,795,642              17,373,624                6,422,018

IMMOBILISATIONS FINANCIERES                                  4,709,199,913             138,350,197            4,570,849,716
Participations                                               2,390,678,734              52,671,708            2,338,007,026
Creances rattachees aux participations                       1,866,353,767              70,018,015            1,796,335,752
Prets et autres immobilisations financieres                    452,167,412              15,660,474              436,506,938

---------------------------------------------------------------------------------------------------------------------------
ACTIF IMMOBILISE                                             4,796,859,371             188,880,706            4,607,978,665
---------------------------------------------------------------------------------------------------------------------------

Stocks                                                              67,101                       -                   67,101
Clients                                                         53,569,467                       -               53,569,467
Autres creances                                                 95,676,466                       -               95,676,466
Valeurs mobilieres de placement                                 40,505,589                       -               40,505,589
Droits attaches aux actions CANAL+ de recevoir des
actions SIG 40 (39/40)                                                   0                       -                        0
Disponibilites                                                  29,636,909                       -               29,636,909

---------------------------------------------------------------------------------------------------------------------------
ACTIF CIRCULANT                                                219,455,532                       -              219,455,532
---------------------------------------------------------------------------------------------------------------------------

Charges constatees d'avance                                      4,094,963                                        4,094,963
Charges a repartir                                               4,084,282                                        4,084,282
Ecart de conversion actif                                            1,164                                            1,164

---------------------------------------------------------------------------------------------------------------------------
TOTAL DE L'ACTIF                                             5,024,495,311             188,880,706            4,835,614,605
---------------------------------------------------------------------------------------------------------------------------

ANNEXE

1. Immobilisations

1.1 Immobilisations incorporelles

- l'ensemble des logiciels acquis et crees par CANAL+, dont le systeme informatique de gestion des unites de diffusion (application Antenne) et le systeme de gestion des abonnes (CGA).

-   les avances et acomptes sur commandes d'immobilisations incorporelles.

Lesdits elements incorporels sont valorises au 31 decembre 1999 pour leur valeur nette comptable de 1 945 458 euros, soit une valeur brute de 22 972 037 euros, diminuee des amortissements et provisions pour 21 026 579 euros.

1.2 Immobilisations corporelles

-   les amenagements et installations des sites QAC et Ponant principalement.

- l'ensemble des materiels et equipements (mobiliers, postes informatiques, materiels telephoniques...) des services centraux du groupe CANAL+ :
    Direction Generale, Direction Juridique, Direction Financiere, Direction des Ressources Humaines, Direction des Moyens Generaux, Direction de la Communication, Direction Technique Groupe...

-   les avances et acomptes sur commandes d'immobilisations.

Lesdits elements corporels sont valorises au 31 decembre 1999 pour leur valeur nette comptable de 35 183 491 euros, soit une valeur brute de 64 687 421 euros, diminuee des amortissements et provisions pour 29 503 930 euros.

1.3 Immobilisations financieres

-   tous les titres detenues par SIG40 a l'exclusion des titres Canal Numedia.

-   les comptes courants permettant le financement de ces filiales.

-   l'ensemble des prets, depots et autres cautionnements.

Lesdits elements financiers sont valorises au 31 decembre 1999 pour leur valeur nette comptable de 4 570 849 716 euros, soit une valeur brute de 4 709 199 913 euros, diminuee de provisions pour 138 350 197 euros.

2 Actif circulant

-   des stocks pour une valeur nette de 67 101 euros.

- des creances clients pour une valeur nette de 53 569 467 euros, essentiellement sur des filiales du Groupe CANAL+ (interets sur compte courant, mise a disposition de personnels, refacturation de prestations diverses etc.).

-   d'autres creances, notamment en matiere de TVA, pour 95 676 466 euros.

- des valeurs mobilieres de placement et des disponibilites pour 70 142 498 euros.

Soit un montant total net pour l'actif circulant de 219 455 532 euros.


3 Comptes de regularisation d'actif

-   des charges constatees d'avance pour 4 094 963 euros.

-   des charges a repartir sur plusieurs exercices de 4 084 282 euros.

-   des ecarts de conversion actifs totalisant 1 164 euros.

Soit un montant total pour les comptes de regularisation de 8 180 408 euros.


La valeur nette comptable des elements de l'actif apporte par SIG 40 a Finatop s'eleve donc a 4.835.614.605 euros.

                                                                    ANNEXE 3.2.2

                              PASSIF PRIS EN CHARGE


PROVISION POUR RISQUES ET CHARGES                                                                                16,752,144
----------------------------------------------------------------------------------------------------------------------------

Emprunts et dettes financieres (1)                                                                            2,594,055,434
Fournisseurs                                                                                                     27,420,591
Dettes fiscales et sociales                                                                                      23,573,916
Autres dettes                                                                                                    34,395,023

----------------------------------------------------------------------------------------------------------------------------
TOTAL DETTES                                                                                                  2,676,444,964
----------------------------------------------------------------------------------------------------------------------------

Produits constates d'avance                                                                                       5,302,682
Ecart de conversion passif                                                                                        1,981,838
----------------------------------------------------------------------------------------------------------------------------


 (1) Dont dette vis-a-vis de CANAL+ Distribution = 496 millions d'euros

                                     ANNEXE

D'apres la situation bilancielle des branches d'activites apportees au 31 decembre 1999, les passifs pris en charge par Finatop se composent de :

-        provisions pour risques et charges                                                    16 752 144 euros
-        dettes en comptes courants                                                         1 118 986 472 euros
-        dettes obligataires (emprunt Mediaset)                                               181 768 639 euros
-        depots et cautions sur prets de titres                                               245 494 720 euros
-        autres dettes financieres (credits spot et concours bancaires)                     1 044 805 603 euros
-        dettes fournisseurs (y compris les factures non parvenues)                            27 420 591 euros
-        dettes fiscales et sociales (essentiellement liees a la TVA)                          23 573 916 euros
-        autres dettes                                                                         34 395 023 euros
-        comptes de regularisation                                                              7 284 520 euros

La valeur nette comptable totale des elements de passif pris en charge par Newco1 s'eleve donc a 2 700 481 628 euros.